Exhibit 99.1



         Cheniere Energy Announces Closing of $2.032 Billion
             Sabine Pass LNG, L.P. Senior Notes Offering


    HOUSTON--(BUSINESS WIRE)--Nov. 9, 2006--Cheniere Energy, Inc. (AMEX:LNG) announced today that its wholly-owned subsidiary, Sabine Pass LNG, L.P., has closed its previously announced private placement of $550 million of 7.25% senior secured notes due 2013 and $1,482 million of 7.50% senior secured notes due 2016. The notes were offered and sold in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and in offshore transactions to non-United States persons in reliance on Regulation S under the Securities Act.

    At closing, net proceeds of approximately $2,000 million from the offering were used as follows: approximately $380 million to repay borrowings under, and replace, the $1.5 billion project finance facility of Sabine Pass LNG; approximately $380 million to distribute funds to Cheniere LNG Holdings, LLC that it used, together with other funds, to repay its approximately $600 million of term debt; approximately $335 million to fund a reserve account for scheduled interest payments on the notes through May 2009; and approximately $18 million to pay transaction costs and expenses. The remaining approximately $887 million of net proceeds of the offering will be used to fund the remaining costs to complete Phase 1 and Phase 2-Stage 1 of the Sabine Pass LNG receiving terminal.

    The notes sold by Sabine Pass LNG were not registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

    This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

    This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, statements regarding the business strategy, plans and objectives of Cheniere or Sabine Pass LNG. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. The actual results for Cheniere or Sabine Pass LNG could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including market conditions and other risks typically associated with securities offerings. In particular, the forward-looking statements of Cheniere or Sabine Pass LNG are subject to the risks and uncertainties discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.



    CONTACT: Cheniere Energy, Inc., Houston
             Christina Cavarretta, 713-265-0208
             Manager Investor Relations